EXHIBIT 11

                    HOMESTAKE MINING COMPANY AND SUBSIDIARIES
                  Computation of Earnings Per Share (unaudited)
                    (In thousands, except per share amounts)




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

                                                          Three Months Ended June 30,        Six Months Ended June 30,
PRIMARY                                                        1996            1995              1996             1995
                                                          -------------   -------------     -------------    ------------
Earnings:
    Net income applicable to primary earnings
           per share calculation                          $      6,776    $     11,179      $     20,429     $    17,739
                                                          =============   =============     =============    ============


Weighted average number of shares outstanding                  146,662         137,909           145,949         137,862
                                                          =============   =============     =============    ============


Net income per share - primary                            $       0.05    $       0.08      $        0.14    $      0.13
                                                          =============   =============     =============    ============



FULLY DILUTED

Earnings:
    Net income                                            $      6,776    $     11,179      $     20,429     $    17,739
    Add:   Interest relating to 5.5% convertible
              subordinated notes, net of tax                     1,629           1,629             3,259           3,259
           Amortization of issuance costs relating
              to 5.5% convertible subordinated notes,
              net of tax                                           110             110               221             221
                                                          -------------   -------------     -------------    ------------
    Net income applicable to fully diluted earnings
           per share calculation                          $      8,515    $     12,918      $     23,909     $    21,219
                                                          =============   =============     =============    ============

Weighted average number of shares outstanding:
    Common shares                                              146,662         137,909           145,949         137,862
    Additional shares relating to conversion of
       5.5% convertible subordinated notes                       6,505           6,505             6,505           6,505
                                                          -------------   -------------     -------------    ------------
                                                               153,167         144,414           152,454         144,367
                                                          =============   =============     =============    ============

Net income per share - fully diluted (a)                  $       0.06    $       0.09      $       0.16     $      0.15
                                                          =============   =============     =============    ============

 (a) This  calculation is submitted in accordance  with  Regulation S-K item
     601 (b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.
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